Exhibit 15

To the General Partner and Unitholders

OSG America L.P.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-147290) of OSG America L.P. of our report dated December 14, 2007 relating to the unaudited predecessor condensed combined carve-out interim financial statements of OSG America Predecessor that are included in its Form 10-Q for the quarter ended September 30, 2007.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of a registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

ERNST & YOUNG LLP

New York, New York

December 17, 2007